Columbia Bank Hires Jenifer Walden,
New Executive Vice President, Chief Human Resource Officer

FAIR LAWN, NJ JUNE 16, 2022 — Columbia Bank is pleased to welcome, Jenifer Walden, the new Executive Vice President, Chief Human Resources Officer, effective immediately. Ms. Walden, who will succeed Geri Kelly upon her retirement in September 2022, will be responsible for Human Resources and Learning and Development, following Ms. Kelly’s retirement.

Ms. Walden has spent more than two decades at Fortune 50 financial services institutions, including Ernst & Young and Prudential, and more recently at three smaller entities including a mid-cap bank, a technology start-up, and a global manufacturing company. She has enjoyed repeated success serving as a trusted business partner and change agent in the development and delivery of Human Resources strategies, along with organizational development initiatives, that build confidence and capability of leaders, strengthen employee relations, and drive sustainable results.

Very active in the community, Ms. Walden, a lifetime Girl Scout, serves as the executive Board Chair of the Our Chalet Foundation, in Adelboden, Switzerland, and member of the Friends of Our Chalet Committee in New York City, both integral to the first and oldest Girl Guide and Girl Scout World Center. She also is an Advisory Board Member of St. Joseph’s University’s Erivan K. Haub School of Business, and is an alumni volunteer for her alma mater, St. Lawrence University.

A doctoral candidate in strategic leadership at Liberty University, Ms. Walden holds a Master’s degree in Organizational Development and Leadership from St. Joseph’s University, and a Bachelor’s degree from St. Lawrence University. She is an Executive Coach with BetterUp, and has several certifications including Professional Certified Coach (PCC), Society of HR Managers-Senior Certified Professional (SCP) and HRCI-Senior HR Professional (SPHR). Ms. Walden currently resides in Franklin Lakes, New Jersey with her fiancé and their blended family of six children.

About Columbia Bank

Founded in 1927 and headquartered in Fair Lawn, NJ, Columbia Bank has 66 full-service branch networks spanning the state of New Jersey, an asset base of approximately $9.1 billion. Columbia Bank offers a full suite of consumer and commercial products, including online and mobile banking, localized lending centers as well as title, investment and wealth management services. For more information about Columbia Bank’s complete line of products and services, visit www.ColumbiaBankOnline.com. Follow Columbia Bank on: Facebook, Instagram, Twitter, YouTube & Linked In.